Exhibit 99.2

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com
FOR IMMEDIATE RELEASE
DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

Susser Holdings to Acquire 25

Convenience Stores in Texas and Louisiana

CORPUS CHRISTI, Texas, August 3, 2009 – Susser Holdings Corporation (NASDAQ: SUSS) today announced that it has agreed to acquire 25 convenience stores located in Texas and Louisiana.

Susser’s acquisition includes leaseholds for 24 stores and the real estate underlying one property. Twenty-three of the stores are located across Texas and two are in Louisana.

Susser’s wholesale fuel business currently supplies fuel to 11 of the 25 stores. The Company expects to sublet the majority of the locations to independent operators through its wholesale segment. The transaction is subject to customary closing conditions. Closing is expected to be completed by the end of August and will be funded with cash. Terms of the transaction are confidential.

“This acquisition allows us to continue expansion of our wholesale dealer network across Texas and into Louisiana. The sites have all been built within the last seven years, and we are pleased to add them to our network. We expect this acquisition to be accretive during the first year,” said Sam L. Susser, Susser Holdings Corporation’s president and chief executive officer.

Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business that operates more than 515 convenience stores in Texas, New Mexico and Oklahoma under the Stripes and Town & Country banners. Restaurant service is available in more than 295 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin’ brands. The Company also supplies branded motor fuel to approximately 370 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains “forward-looking statements” describing Susser’s objectives, targets, plans, strategies, costs, anticipated capital expenditures, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, dollar stores, drug stores, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political

Susser Holdings Corporation – Page 2

conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 28, 2008 and subsequent quarterly filings on Form 10-Q. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

SUSS-IR